Exhibit 99.3

VOTING AND JOINT SOLICITATION AGREEMENT

This Voting and Joint Solicitation Agreement (this “Agreement”), dated as of April 22, 2011, is made by and among Metropolitan Venture Partners II, L.P. (“MetVP II”), Metropolitan Venture Partners (Advisors), L.P. (“MetVP Advisors”), Metropolitan Venture Partners Corp. (“MetVP Corp.”, and, together with MetVP II and MetVP Advisors, the “MetVP Entities”), Michael Levin, Tall Oaks Group LLC (“Tall Oaks”), Lawrence D. Hite, Thomas C. Lund, Craig W. Thomas, Bradley M. Tirpak and S.A.V.E. Partners III, LLC (“SAVE” and, collectively with the MetVP Entities and Messrs. Levin, Hite, Lund, Thomas and Tirpak, the “Parties,” and each a “Party”), each solely in his or its capacity as a beneficial owner of shares of common stock, par value $0.0001 per share (the “Shares”), of Direct Insite Corp., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Parties wish to participate in a solicitation to elect the board of directors of the Company (the “Board”), by means of either (i) a solicitation of written consents (a “Consent Solicitation”) to elect directors without a meeting or (ii) a solicitation of proxies (a “Proxy Solicitation” and, together with the Consent Solicitation, a “Solicitation”) to elect directors at a meeting of stockholders held for that purpose.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.   Conduct of the Solicitation.

(a)   Each of the Parties agrees to (i) work in good faith towards conducting a Solicitation to elect as directors of the Company the slate of candidates (the “Slate”) as identified on Appendix I to this Agreement, (ii) take such other actions as the Parties deem advisable, and (iii) take all other action necessary or advisable to achieve the foregoing.

(b)   If any candidate on the Slate is unable or unwilling to serve, SAVE shall be entitled to select a replacement candidate for Craig W. Thomas and the MetVP Entities shall be entitled to select a replacement candidate for Michael Levin, John J. Murabito or Philip Summe.  Mr. Lund shall be entitled to select a replacement candidate for himself if he is unable or unwilling to serve.

(c)   Each of the Parties agrees to vote or to cause to be voted all Shares he or it directly and beneficially owns by virtue of his or its direct and indirect holdings of Shares (whether now owned or hereafter directly or indirectly acquired) in favor of the Slate (including any replacement candidate(s)) for election to the Board.

2.   Identity and Holdings of Parties.

(a)   Each of the Parties represents and warrants that Appendix II to this Agreement sets forth all of the Shares held by him or it as of the date hereof and that he or it owns all right, title and interest in the Shares listed next to his or its name on Appendix II attached hereto free and clear of all liens, claims, encumbrances and interests (by participation or otherwise) of others and has not hedged, acquired a put or otherwise shifted his or its risk of loss with respect to such Shares and is subject to all risk of loss in respect of such Shares and is not in possession of and has not acquired any contractual or derivative right to accomplish such a shifting of economic loss.

(b)   Except for the Shares set forth on Appendix II attached hereto, each of the Parties represents that neither he or it nor any of his or its respective affiliates has any beneficial ownership of any Shares, directly or indirectly.

(c)   Each of the Parties represents that he or it owns and has the right to vote or cause to be voted, or holds voting control and has the right to vote or cause to be voted, the number of Shares he or it directly and beneficially owns set forth opposite his or its name on Appendix II attached hereto.

(d)   Each of the Parties represents that he or it has full power to enter into this Agreement and has not, prior to the date of this Agreement, executed or delivered any proxy or entered into any other voting agreement or similar arrangement with respect to the Shares.

3.   Sale of Shares.  For so long as this Agreement has not been terminated, each Party agrees not to sell, assign, transfer, hypothecate or otherwise dispose of, directly or indirectly, any Shares beneficially owned by him or it, or to issue or grant any option, interest in or right to acquire any Shares beneficially owned by him or it, or loan out shares to another so that they cannot be voted, except to an affiliate of the Party that agrees in writing to be bound by the terms of this Agreement.

4.     Other Activities.  No Party will, or will cause its affiliates to, “act in concert” (as contemplated in Rule 10b-18(a)(3)(i) of the Securities Exchange Act of 1934, as amended) or otherwise directly or indirectly seek to form a group with any person with respect to the Company or any Shares other than with the Parties hereto or persons, if any, that become parties hereto in accordance with the terms of this Agreement.

5.      Expenses.  Each Party shall be responsible for paying all of his or its own costs and expenses incurred in connection with the matters contemplated by this Agreement, unless otherwise provided for in a written nomination agreement.  In addition, the Parties agree to seek reimbursement from the Company for the aggregate of their respective expenses incurred in connection with a Solicitation.

6.      Termination.  This Agreement shall automatically terminate on the earlier of (i) December 31, 2011, or (ii) the election of the Slate to the Board, unless terminated prior to such date pursuant to a mutual written agreement of all Parties.

7.      No Breach of Duty.  Nothing in this Agreement shall require any Party to take any action that would cause his or its affiliate to breach any fiduciary duties owed to the Company or its stockholders under applicable law or judicial precedent.

8.      Relationship of Parties.  The relationship of the parties hereto shall be limited to carrying on the business of the Parties in accordance with the terms of this Agreement.  Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein.  Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification.

9.      Amendments.  This Agreement may not be modified or amended except in a writing signed by all Parties.

10.   Governing Law.  This Agreement shall be construed in accordance with, and shall be governed by, the laws of the State of New York, without regard to any conflicts of law provision which would require the application of the law of any other jurisdiction

11.   Headings.  The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

12.   Limitation on Assignment; Successors and Permitted Assigns.  Except as explicitly provided herein, none of the Parties hereto may assign any of his or its respective rights or obligations under this Agreement without the prior written consent of the other Party.  This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, heirs, executors, administrators and representatives.

13.   No Third Party Beneficiaries.  Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties hereto and no other person or entity.

14.   Specific Performance.  Each Party agrees that money damages would not be a sufficient remedy for a breach or a threatened breach of this Agreement and that each Party shall be entitled to specific performance and injunctive or other equitable relief without the posting of a bond or other security as a remedy for any such breach or threatened breach, in addition to all other remedies available at law or in equity.  Such injunctive or other equitable relief shall be available without the obligation to prove any damages underlying such breach or threatened breach.

15.   Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

Metropolitan Venture Partners II, L.P.

By:	Metropolitan Venture Partners (Advisors), L.P., its general partner

By:	Metropolitan Venture Partners Corp., its general partner

By:	/s/ Michael Levin
	Name:	Michael Levin
	Title:	Vice President of Finance

Metropolitan Venture Partners (Advisors), L.P.

By:	Metropolitan Venture Partners Corp., its general partner

By:	/s/ Michael Levin
	Name:	Michael Levin
	Title:	Vice President of Finance

Metropolitan Venture Partners Corp.

By:	/s/ Michael Levin
	Name:	Michael Levin
	Title:	Vice President of Finance

/s/ Michael Levin
Michael Levin

Tall Oaks Group LLC

By:	/s/ Lawrence D. Hite
	Name:	Lawrence D. Hite
	Title:	Managing Member

/s/ Lawrence D. Hite
Lawrence D. Hite

/s/ Thomas C. Lund Thomas C. Lund

/s/ Craig W. Thomas
Craig W. Thomas

/s/ Bradley M. Tirpak
Bradley M. Tirpak

S.A.V.E. Partners III, LLC

By:	/s/ Craig W. Thomas
	Name:	Craig W. Thomas
	Title:	Managing Member

APPENDIX I
Michael Levin
Thomas C. Lund
John J. Murabito
Philip Summe
Craig W. Thomas

APPENDIX II

Stockholder	Notice Information	Shares of Common Stock Directly Owned	Shares of Common Stock Beneficially Owned
Metropolitan Venture Partners II, L.P.	590 Madison Avenue 34th Floor New York, NY 10022 phone: 212-561-1219 fax: 212-561-1201	2,315,790

Metropolitan Venture Partners (Advisors), L.P.	590 Madison Avenue 34th Floor New York, NY 10022 phone: 212-561-1219 fax: 212-561-1201		2,315,790

Metropolitan Venture Partners Corp.	590 Madison Avenue 34th Floor New York, NY 10022 phone: 212-561-1219 fax: 212-561-1201	90,395	2,406,185

Michael Levin	590 Madison Ave 34th Floor New York, NY 10022 phone: 212-561-1219 fax: 212-561-1201	2,000	2,408,185

Tall Oaks Group LLC	205 Lexington Avenue 8th Floor New York, NY 10016 phone: 212-561-1202 fax: 212-561-1201	78,187

Lawrence D. Hite	205 Lexington Avenue 8th Floor New York, NY 10016 phone: 212-561-1202 fax: 212-561-1201	179,424	2,663,796

Thomas C. Lund	7613 Bay Colony Drive Naples, FL 34109		403,633

Stockholder	Notice Information	Shares of Common Stock Directly Owned	Shares of Common Stock Beneficially Owned

Craig W. Thomas	500 West Putnam Avenue, Suite 400 Greenwich, CT 06830 phone: 203-542-7330		585,348

Bradley M. Tirpak	500 West Putnam Avenue, Suite 400 Greenwich, CT 06830 phone: 212-533-6940		585,348

S.A.V.E. Partners III, LLC	500 West Putnam Avenue, Suite 400 Greenwich, CT 06830 phone: 203-542-7330	585,348